UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) October 2, 2009

INSPIRE PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-31135	04-3209022
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4222 Emperor Boulevard, Suite 200, Durham, North Carolina	27703-8466
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (919) 941-9777

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 2, 2009, Inspire Pharmaceuticals, Inc. and Yamasa Corporation entered into a Technology License Agreement For The Manufacture of Denufosol (the “Agreement”) with an effective date of September 25, 2009. Inspire is currently developing denufosol tetrasodium inhalation solution for the treatment of cystic fibrosis. During Inspire’s denufosol development program, Yamasa has manufactured all of the denufosol used by Inspire in its related clinical trials. The purpose of the Agreement is to facilitate the transfer of the current denufosol manufacturing technology, including intellectual property, to an additional manufacturer and thus enable a two-supplier strategy for denufosol. The manufacture and sale of denufosol is further protected in the United States under patents held by Inspire that have claims to the drug substance, the formulation, and method of use that expire in February 2017, subject to any applicable patent restoration.

Pursuant to the terms and conditions of the Agreement, Yamasa granted to Inspire an exclusive, worldwide, royalty-free right and license to use, make, have made and sell denufosol and any pharmaceutical formulation containing denufosol as an active pharmaceutical ingredient, under certain intellectual property developed by Yamasa, including patents, patent applications, technical information, know-how, engineering data, and proprietary knowledge related to denufosol or the current manufacturing process of denufosol (including the process validation thereof). During the term of the Agreement, Inspire may designate a single manufacturer (in addition to Yamasa) (the “Second Supplier”) to use the rights licensed from Yamasa at any given time. In addition to the Second Supplier, Inspire may designate one party who has obtained ex-North American commercialization rights to denufosol to use the rights licensed from Yamasa.

In consideration of the grant of rights under the Agreement, Inspire shall pay Yamasa as follows: (i) three hundred million Japanese Yen (¥ 300,000,000) within thirty (30) days of the effective date of the Agreement; (ii) three hundred million Yen (¥ 300,000,000) within thirty (30) days after the receipt of a process validation report by December 31, 2010 (or a later day mutually agreed by the parties) following the successful completion of three validation batches; and (iii) four hundred million Yen (¥ 400,000,000) within thirty (30) days after both (A) the acceptance of a pre-approval inspection of denufosol at Yamasa by the FDA, and (B) the approval of a New Drug Application of a formulated denufosol drug product at Inspire by the FDA. Based on the U.S.-dollar foreign-exchange rate: New York closing for Japanese Yen (0.011143), as set forth in the Wall Street Journal for October 2, 2009, on such date three hundred million Yen (¥ 300,000,000) and four hundred million Yen (¥ 400,000,000) were equivalent to $3,342,900 and $4,457,200, respectively.

Yamasa reserved the right, under the licenses granted, to manufacture denufosol for sale to Inspire or a commercialization partner of Inspire. The parties further agreed, following the effective date of the Agreement, to discuss in good faith the terms and conditions of a commercial supply agreement pursuant to which Yamasa will manufacture commercial supplies of denufosol for Inspire. If the parties do not execute a commercial supply agreement within 12 months of Inspire’s delivery of a draft commercial supply agreement, Inspire shall be entitled to designate one additional supplier (in addition to the Second Supplier) to manufacture denufosol.

In the event that Yamasa materially breaches the Agreement and does not remedy the breach within 60 days, Inspire may (in lieu of terminating the Agreement) elect to be relieved of the single additional manufacturer restriction and the obligation to pay any milestone payment that did not become due. In such circumstances, Inspire shall not seek any damages based on Yamasa’s breach and the additional suppliers of denufosol shall sell all of their manufactured denufosol to Inspire or a partner of Inspire.

Additionally, pursuant to the Agreement, Yamasa granted Inspire the first right to prosecute, maintain and defend the applicable U.S., Canadian and European patents and patent applications, at Inspire’s cost. In the event of infringement, where Yamasa has not obtained a discontinuance of such infringement or brought an action or proceeding to restrain such infringement, Inspire shall have the right to institute, prosecute and control any action to restrain such infringement at Inspire’s cost, provided that any damages or other monetary awards recovered pursuant to litigation by Inspire shall be allocated to Inspire.

The Agreement shall remain in effect until the expiration of all of the patents licensed thereunder, unless earlier terminated. Upon expiration of the Agreement, the license shall continue on a fully-paid up and irrevocable basis without any restrictions or limitations.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Inspire Pharmaceuticals, Inc.

By:	/S/ CHRISTY L. SHAFFER
Christy L. Shaffer, Ph.D.
President and Chief Executive Officer

Dated: October 7, 2009